UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2006
GREAT AMERICAN FINANCIAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11632	06-1356481

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

250 East Fifth Street, Cincinnati, Ohio	45202

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (513) 333-5300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
     On May 1, 2006, Great American Financial Resources, Inc. (the “Registrant”) signed a definitive merger agreement to acquire all of the outstanding shares of Ceres Group, Inc. (“Ceres”) through the merger of a newly-formed, wholly-owned subsidiary of the Registrant with and into Ceres. Pursuant to the Merger Agreement, Merger Sub will merge with and into Ceres (the “Merger”). The completion of the Merger is subject to several conditions, including the receipt of approval of Ceres shareholders, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the approval of the Ohio and Nebraska Department of Insurance and other customary conditions. Each of the Registrant and Ceres have also made customary representations, warranties and covenants in the Merger Agreement.
     In connection with the Merger, each outstanding share of Ceres common stock will be converted into the right to receive $6.13 in cash, without interest. Each option to purchase Ceres common stock that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled in exchange for the right to receive a lump sum cash payment (without interest) equal to the product of (x) the excess (if any) of $6.13 minus the exercise price per share of Ceres common stock for such option and (y) the number of shares of Ceres common stock underlying such option, less applicable withholding taxes. In addition, an outstanding warrant to purchase 25,000 shares of Ceres common stock will be cancelled in exchange for the right to receive a lump sum cash payment (without interest) equal to the product of 25,000 times the excess of $6.13 minus the exercise price of the warrant, less applicable withholding taxes.
     The preceding description of the Merger and the Merger Agreement is qualified in its entirety by reference to the Merger Agreement and the press release attached as Exhibits 2 and 99, respectively, and incorporated herein by reference.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
          (c) Exhibits
2	Agreement and Plan of Merger by and among Great American Financial Resources, Inc., Project Garden Acquisition Inc. and Ceres Group, Inc. dated as of May 1, 2006

99	Press release dated May 1, 2006 (previously filed)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREAT AMERICAN FINANCIAL RESOURCES, INC.

Date: May 3, 2006	By: /s/ Christopher P. Miliano Christopher P. Miliano
Chief Financial Officer

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